Exhibit 10.25
TRADEMARK LICENSE AGREEMENT
(Conformed Copy — Includes all amendments through November 17, 2010)
          This Trademark License Agreement (“Agreement”) is entered into as of November 16, 2000, between NBC Universal, Inc. (f/k/a National Broadcasting Company, Inc.), a Delaware corporation (“NBC”), and ValueVision Media, Inc. (f/k/a/ ValueVision International, Inc.), a Minnesota corporation (“VV”).
          WHEREAS, NBC owns rights in and to certain trademarks, service marks and domain names, including without limitation “NBC” and the “NBC Peacock” logo;
          WHEREAS, VV currently operates a 24 hour/7 day per week cable television program service, consisting primarily of home shopping and transactional television and an Internet web site which offers for sale products substantially similar to those advertised on such cable television program service;
          WHEREAS, NBC desires to grant, and VV desires to obtain, a license to use certain NBC trademarks, service marks and domain names to rebrand its businesses and corporate name, subject to the terms and conditions set forth herein; and
          WHEREAS, VV agrees that this Agreement is not intended to adversely impact NBC’s core businesses, including without limitation broadcast and Multichannel Television (as defined herein) and the online distribution of content, even if the economic model for such businesses evolves over time from customary advertising to a more direct response or product placement model;
          NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          Section 1 — DEFINITIONS
          For purposes of this Agreement, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the following respective meanings:
     1.1 Advertising. (a) Communications, content and materials in any current or future medium, manner or form that intend to raise consumer or trade awareness and are disseminated by any means of advertising, marketing, publicity, promotion, or identification, whether on a paid basis or free of charge, including, but not limited to, magazines, newspapers, point of purchase, outdoor and transit billboards and signage, speaker podiums, building and other signage, packaging, direct mail materials, commercials, publicity and print materials, public relations materials, press kits, television (including infomercials), radio and other audio and video outlets (including home video), computer, online and interactive services and networks (including click-throughs, banner ads and direct response advertising), theatre, on-air graphics (including channel identification or interstitial elements), classified advertisements; and (b) any other medium or vehicle used for advertisement, publicity or promotion now known or hereafter created that is reasonably acceptable to NBC and consistent with the terms and conditions herein. Advertise shall mean to disseminate, display, distribute or publish Advertising.

     1.2 Advertising Materials. Shall have the meaning set forth in Section 6.1.
     1.3 Affiliate. With respect to any Person, any Person, directly or indirectly, Controlling, Controlled by or under common Control with such first Person.
     1.4 Cable Shopping Service. A nationally-distributed, full-time Multichannel Television service that has as its exclusive or predominant purpose the retail sale to consumers of a broad range of products and shopping-related services across numerous categories from a variety of sources/producers (i.e., at least as many categories and sources/producers as offered via the current VV Cable Shopping Service), including any converged Online Shopping Service.
     1.5 Change of Control. The occurrence of any of the following with respect to VV:
          (a) Any Person or group (within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934) becomes the beneficial owner of securities representing more than 40% of the aggregate voting power of VV’s then outstanding voting securities, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases or otherwise;
          (b) Any NBC Competitor becomes the beneficial owner of VV securities representing greater aggregate voting power than the VV securities beneficially owned by NBC at such time, whether as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that if, during the period from the effective date hereof to the date of calculation, NBC (or any Affiliate of NBC to whom NBC has transferred shares of VV capital stock (“NBC Transferred Shares”)) disposes of more VV shares (or in the case of an NBC Affiliate, only NBC Transferred Shares) than it acquires, the difference between the shares disposed and the shares acquired shall be added back to NBC’s holdings for purposes of determining beneficial ownership pursuant to this clause (b);
          (c) Any merger, consolidation or other transaction immediately following which the holder of common equity securities of such Person immediately prior to such transaction does not own securities representing more than 50% of the aggregate voting power of the outstanding voting securities of the resulting or surviving entity; or
          (d) A majority of VV’s Board of Directors consists at any time of individuals other than (x) the current directors and (y) Persons recommended to become a director by a majority of the current directors or by directors so recommended; or
          (e) The sale, exchange or other disposition of all or substantially all of VV’s assets.
     1.6 Control. With respect to a Person: (A) having the power to elect or appoint, through ownership, membership or otherwise, either directly or indirectly, a majority of such Person’s governing body, (B) owning or controlling the right to vote a majority number of the shares of such Person’s voting stock or other voting interest, or (C) having the right to direct the general management of the affairs of such Person by contract or otherwise.
     1.7 Excluded Affiliates. (i) the CNBC cable networks worldwide, CNBC.com, MSNBC Cable, MSNBC.com; provided, however, that any such entity shall be an Excluded Affiliate only for so long as such entity does not engage in the retail sale of products and shopping-related services to consumers as the exclusive or predominant portion of its business (excluding financial, business, insurance and related services); (ii) NBC’s owned and operated television stations; provided, however, that each such station shall be an Excluded Affiliate only for so long as each station’s website or other online activities of each station are directed predominantly at such station’s local market; (iii) NBC Sports; (iv) the online site for NBC’s bricks and mortar retail business; and (v) NBC Internet, Inc. (“NBCi”).
     1.8 Exhibition. Shall have the meaning set forth in Section 2.1.
     1.9 Interactive Delivery. The delivery of content for use by an end user to a monitor or viewing screen, whereby such delivery occurs by means of telephone lines, cable television systems, optical fiber connections, cellular phones, satellites, electronic media, wireless broadcast or other means of transmission now known or hereafter devised, provided that the end user has the ability to effect substantive content changes during its use via voluntary, selective manipulation. By way of example, “Interactive Delivery” includes the Internet, because a user can selectively manipulate which Internet pages to view within a site, but excludes network television, in the case where a user cannot affect the substantive content being broadcast by a station at a particular time.
     1.10 Law. Any foreign, international, multinational, federal, state or local law, rule, regulation, directive, injunction, standard, code, limitation, restriction, condition, prohibition, notice, demand or other requirement, determination, decision, order or ruling of a court, other governmental authority.
     1.11 Licensed Advertising. Shall have the meaning set forth in Section 6.2.
     1.12 Licensed Services. Cable Shopping Services and the Online Shopping Services.
     1.13 Multichannel Television. Any transmission of video and audio to individual or multiple television receivers by cable, wire or fiber, cable television, master antenna, satellite master antenna, multi-channel multi-point distribution services or microwave system, or direct-to-home or direct broadcast satellite services; provided, however, that Multichannel Television shall not include transmission by Interactive Delivery.
     1.14 NBC Competitor. Any Person, division or operation (and all Affiliates thereof) in which NBC does not have direct or indirect ownership of 5% or more, a principal business of which is the distribution of (i) broad-based audio and/or visual content and or (ii) video content, in each case through a monitor or viewing device (whether the distribution is through broadcast or cable, optical fiber connections, satellite, wireless broadcast or any other means of transmission now known or hereafter devised), and whether on one or more channels, across several different types of content (such as news, business news/finance, sports, comedies, talk shows, movies, dramas or children’s programming) on a scale and in a territory such that the business could reasonably be considered to compete with NBC and its Affiliates. The parties agree that, as of the date hereof, the NBC Competitors include (a) Time Warner, CBS/Viacom, News Corp., Disney, and USA Networks, and (b) America Online, Microsoft, Lycos and Yahoo; provided, however, if NBC’s ownership of NBCi or any successor, falls below 15% on a fully diluted basis, America Online, Lycos, Yahoo and/or any other Person, division or operation whose principal business is the online distribution of original content shall no longer be deemed

“NBC Competitors” unless at that time they fall within definition (ii) referenced in sentence one of this paragraph.
     1.15 NBC Marks. The trademarks and service marks “NBC” in block letters, the NBC Peacock logo and the NBC Chimes.
     1.16 New Marks. The trademarks, service marks, logos, corporate names, trade names and/or domain names specifically set forth on Schedule A and as otherwise mutually and reasonably agreed by NBC and VV from time to time after the date hereof for use in connection with the VV Permitted Businesses.
     1.17 Online Shopping Service. A nationally-targeted, full-service (i.e. consumer interface, inventory and fulfillment), online destination that has as its exclusive or predominant purpose the retail sale to consumers of a broad range of products and shopping-related services across numerous categories from a variety of sources/producers (i.e., at least as many categories and sources/producers as offered via the current VV Online Shopping Services and competing online home shopping services), including any converged Cable Shopping Service.
     1.18 Permitted Businesses. Cable Shopping Services, Online Shopping Services and any other permitted lines of businesses set forth on Schedule B hereto.
     1.19 Person. Any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.
     1.20 Standards and Practices. NBC’s Broadcast Standards and Practices as in effect from time to time and as determined by NBC in its sole discretion, in each case as NBC would apply to any material or content that is broadcast on NBC Television Network or delivered over the Internet, as the case may be.
     1.21 Term. Shall have the meaning set forth in Section 9.1.
     1.22 Territory. The world, subject to Section 3.
     1.23 VV Cable Shopping Service. The Cable Shopping Service that is presently known as “ValueVision Television” and is to be rebranded with the New Mark hereunder, and including (i) part-time carriages of ValueVision Television and (ii) programs produced by ValueVision Television, and any segments or extensions of ValueVision Television.
     1.24 VV Online Shopping Service. The Online Shopping Service that is currently known as VVTV.com and currently located on the World Wide Web of the Internet at vvtv.com.
     1.25 VV Permitted Businesses. The VV Cable Shopping Service, the VV Online Shopping Service and VV’s operation of the permitted lines of businesses set forth on Schedule B.

     Section 2 — GRANT OF LICENSE
     2.1 Grant. Subject to the terms and conditions contained herein, NBC hereby grants to VV, and VV hereby accepts from NBC an exclusive, non-transferable (except as provided in Section 12.1) license in the Territory (the “License”) to use the New Marks: (a) in connection with the dissemination, display, distribution, exhibition, transmission and other publication, Licensed Advertising, marketing and promotion (“Exhibition”) of the VV Permitted Businesses; (b) in connection with the sale of goods and services as part of VV’s conduct of the Permitted Businesses; (c) as VV’s new corporate and trade name; and (d) as part of new domain name (s) and URL(s). After the date hereof, the parties shall mutually agree on the selection of the New Marks, and VV shall not use any trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBC or its Affiliates in connection with the VV Permitted Businesses before such mutual agreement. Notwithstanding anything to the contrary set forth herein, VV agrees that this Agreement is not intended to have any restrictive effect on or to limit in any way NBCi or its business operations.
     2.2 Sublicenses. (a) Subject to the terms and conditions contained herein and the prior written consent of NBC (which shall not be unreasonably withheld or delayed), during the Term, VV may sublicense the License only as follows: (i) as required to create Licensed Advertising; (ii) to use the New Marks in connection with VV’s conduct of VV Permitted Businesses, without any changes thereto, and (iii) in any program guide or other channel listing containing the VV Cable Shopping Service.
     (b) Any purported sublicense granted without NBC’s prior approval shall be null and void ab initio and of no force and effect. To fulfill its obligations regarding NBC’s approval, VV and NBC shall cooperate in good faith to create a form of sublicense agreement to be used with authorized sublicensees. If NBC approves such form, VV need not resubmit the form for approval when it is executed with new sublicensees; provided that no non-trivial changes are made to such form and provided further that VV provides NBC with all executed sublicenses promptly thereafter.
     2.3 Restrictions. (a) VV shall not use (i) the New Marks other than as expressly authorized hereunder, and (ii) any marks owned or controlled by NBC, including the NBC Mark, other than the New Marks as expressly authorized hereunder. Without limiting the generality of the foregoing, without the prior written consent of NBC, which may be withheld in its sole discretion, VV shall not use the New Marks (i) in connection with sponsoring or hosting, either directly or indirectly, any goods, services or programs other than the VV Permitted Businesses, (ii) on or in connection with any specific goods or merchandise; (iii) for any other branding, merchandising or related activities and/or (iv) in connection with any online auction, market, bazaar or any other forum in which consumers, not established retail businesses, are the source of sold merchandise.
          (b) VV further agrees that it will not enter into any Co-Branding Agreement using the New Marks without NBC’s written consent, which may be withheld in its sole discretion. For purposes of this Section 2.3(b) alone, a “Co-Branding Agreement” shall mean an arrangement pursuant to which one party authorizes another party to use the brands or trademarks of the first party in connection with the other party’s property, products or services. Notwithstanding the foregoing, the parties understand and agree that the distribution (including, without limitation, video streaming) and promotion of solely the content of the Licensed Services on the Internet, or any successor technology, through a third party distributor does not constitute a Co-Branding Agreement, so long as VV does not grant to any such third party distributor any use of the NBC Marks other than for the limited purpose of distributing and promoting through customary promotional technologies and techniques now or hereafter developed the content of the Licensed Services and the properties on which they appear, but only to the extent such promotion relates directly to the availability of the Licensed Services on such properties.
          (c) VV agrees to use the New Marks exactly as such words, terms or logos appear on Schedule A, and not to modify, stylize, translate or combine them with other trademarks, service marks, domain names, logos or source indicators without NBC’s prior written consent, which may be withheld in its sole discretion.
     2.4 Retention of Rights. All rights not expressly granted to VV herein are expressly reserved to NBC. Without limiting the generality of the foregoing and except as provided in Section 3:
          (a) NBC and its Affiliates retain the right to engage in any business anywhere in the world; provided, however, that NBC and its Affiliates (other than the Excluded Affiliates) shall not use the New Marks in connection with the Permitted Businesses during the Term. This right shall include, without limitation the right to use the NBC Mark (but not the New Marks) anywhere in the world for any and all purposes other than branding Licensed Services, including: (i) Advertising products and services, (ii) creating, producing, licensing or Exhibiting television, online or interactive programming, including interactive and enhanced television, and (iii) engaging in other electronic commerce, other Online Shopping Services and “brick and mortar” retail services. For the avoidance of doubt, VV acknowledges that NBC and its Affiliates (excluding the Excluded Affiliates) may use the NBC Mark (but not the New Mark) to sell, offer to sell, or Advertise proprietary or third-party merchandise on television (including enhanced or interactive television) or online, and that such activities shall not violate the exclusivity of the License provided that such activities are not actually Licensed Services.
          (b) For the avoidance of doubt, without limiting the generality of the foregoing, the Excluded Affiliates may use the NBC Mark (but not the New Marks) for any legitimate business purpose, including in connection with Licensed Services, anywhere in the world.
     Section 3 — TERRITORY
     3.1 Territory. The territory of this License shall be worldwide.
     3.2 Territory Outside the United States. (a) During the Term, in any Territory which falls outside the United States where VV conducts a Licensed Service, VV and NBC agree that VV must meet certain minimum performance targets, which shall be mutually agreed on by the parties for any given country or jurisdiction as further described below. If (i) VV is not engaged in a Licensed Service or is engaged in a Licensed Service which does not meet the applicable performance targets in a jurisdiction (other than a jurisdiction in the United States) within 12 months of the date of the parties’ mutual agreement on such performance target for such country or jurisdiction, and (ii) NBC has a proposed bona fide use for the NBC Marks branding a

Licensed Service in such jurisdiction or has received a bona fide offer from a third party to use the NBC Marks branding a Licensed Service in such jurisdiction, and (iii) NBC desires to use the NBC Marks for such use in such jurisdiction or license the NBC Marks to such third party in such jurisdiction, then NBC may provide written notice to VV describing in reasonable detail such proposed use or such proposed license of the NBC Marks. VV shall have 30 days to notify NBC that VV has a proposed bona fide use and can demonstrate in reasonable detail a business plan for use of the New Marks in such jurisdiction within four months from the date of such notice. Upon such notice, the parties shall mutually agree on minimum performance targets and dates for VV’s operation there and execute an agreement with respect thereto (the “Performance Targets’). If VV does not timely notify NBC in this regard, if the two parties cannot negotiate such agreement in good faith in a reasonable time, or as otherwise pursuant to such negotiated agreement, such country or jurisdiction shall be removed from the definition of “Territory” hereunder and NBC shall have the right (but not the obligation) to use or allow others to use the NBC Marks to engage in any Licensed Service in such new country or jurisdiction. The provisions of this Section 3 shall not be construed so as to limit or qualify in any manner the retention of rights set forth in Section 2.4 herein with respect to the Excluded Affiliates. If VV does not respond to NBC within 30 days of receiving NBC’s written notice of proposed use, or the proposed license of the NBC Marks within the jurisdiction, then NBC shall be entitled to use the NBC Marks, or license the NBC Marks, within such jurisdiction as proposed in the notice to VV.
          (b) In the event that a country or jurisdiction has been removed from the definition of “Territory” hereunder pursuant to operation of Section 3.2(a) (a “Removed Territory”), and VV subsequently has a proposed bona fide use of the New Marks for Licensed Services in such Removed Territory and can demonstrate in reasonable detail a reasonable business plan for such use within the next twelve (12) months, then VV may provide written notice to NBC of such proposed use. NBC shall then be required to demonstrate to VV that the users of the NBC Marks engaging in Licensed Services in such Removed Territory, no later than 12 months following the date of receipt of written notice from VV, are meeting the applicable minimum performance targets for such Removed Territory as were mutually agreed between VV and NBC prior to such Removed Territory being removed from the definition of Territory; or, if no minimum performance targets were mutually agreed between NBC and VV prior to such removal, then the applicable performance target for purposes of this subsection 3.2(b) shall be the last performance target that had been proposed by NBC prior to the determination to remove the Removed Territory from the definition of Territory. If NBC is unable to demonstrate that either NBC or the applicable users of the NBC Marks in the Removed Territory are meeting the applicable minimum performance targets at the end of the 12-month period, then the Removed Territory shall be again included in the definition of Territory, and VV shall have the rights with respect to such formerly Removed Territory as otherwise set forth in this Agreement, including without limitation, Section 3.2(a).
     Section 4 — CONSIDERATION
     As consideration for the License, NBC (i) shall receive, inter alia, a warrant to purchase six million (6,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), of VV at a price of $17.375 per share, and (ii) NBC and VV shall enter into the Warrant Purchase Agreement in the form attached hereto as Exhibit A, Amended and Restated Registration Rights Agreement in the form attached hereto as Exhibit B, and Amendment No. 1 to the Shareholder Agreement dated as of April 15, 1999 among VV, NBC and GE Capital Equity Investments, Inc. (“GECEI”) in the form attached hereto as Exhibit C. No additional royalties shall be due to NBC hereunder.
     As consideration for entering into Amendment No. 2 to the Agreement, VV shall issue to NBC, on May 15, 2011, shares of Common Stock of VV in an amount equal to the quotient obtained by dividing $4 million by the per share price of Common Stock equal to the average closing price of the Common Stock as quoted on the Nasdaq Stock Market during the six (6) months immediately preceding the date of issuance of such shares. As promptly as practicable after the date of Amendment No. 2 to the Agreement, VV will take such actions as are necessary and appropriate to provide NBC with one additional “demand” registration right pursuant to an amendment of that certain Amended and Restated Registration Rights Agreement, dated February 25, 2009 among VV, NBC and GECEI to register the shares of Common Stock issued in connection with Amendment No. 2 to the Agreement.
     Section 5 — VV’s OBLIGATIONS
     5.1 Licensed Services. VV and NBC agree that (i) the VV Cable Shopping Service shall consist of at least one full-time, 7 day per week Multichannel Television programming service, (ii) the VV Online Shopping Service shall consist of a continuously broadcast Online Shopping Service that complies with the service level standards set forth on Schedule D, and (iii) from and after the date on which VV commences commercial use of the New Marks, VV shall use only the New Marks for branding any Licensed Services, and shall have the right, but not the obligation to use the New Marks in connection with other VV Permitted Businesses. For so long as the VV corporate name includes the New Marks, without the prior written consent of NBC, which may be withheld at its sole discretion, VV shall not, either directly or indirectly, own, operate, acquire or expand its business to include any businesses other than the VV Permitted Businesses.
     5.2 Compliance. VV shall, at its sole expense, ensure that the operation of the VV Permitted Businesses (including the Advertising and Exhibition of all proprietary and third-party content therein) complies at all times with (a) all Laws materially affecting the Licensed Services or the VV Permitted Businesses that VV is conducting at the time; and (b) sound industry practice, including those respecting (i) intellectual property rights (including copyrights, patents and trademarks, moral rights, publicity and privacy rights); (ii) obscenity, pornography, profane and indecent material; (iii) illegal, abusive, threatening or harassing speech or content; (iv) advertising, sweepstakes, lotteries and gambling; (v) defamation, libel, slander and disparagement; and (vi) consumer protection, fraud, trade practices, direct marketing and solicitation in any media (including facsimile, telephone and mail) and consumer data, disclosure and privacy; and (c) the GE Integrity Policy, NBC’s Privacy Policies and Standards and Practices (each of which are set forth on Schedule E) and (d) following reasonable prior notice to VV, any other related NBC guidelines or policies issued from time to time in its reasonable discretion that are generally applicable to NBC and its Affiliates.
     5.3 Quality of Services. VV shall (i) operate first-class VV Permitted Businesses (including the sale of products and services, Advertising and Exhibition of content) at a level of quality, performance, customer satisfaction and utility consistent with the current reputation of NBC; (ii) Exhibit and sell only the highest quality products from reputable manufacturers and create only the highest quality Advertising Materials; (iii) not Exhibit or sell products or create Advertising Materials which, taken as a whole, are of lesser quality than those products currently sold on, or the Advertising Materials currently affiliated with, the VV Cable Shopping Service and VV Online Shopping Service; (iv) maintain the highest standards of customer support and fulfillment (including any set forth in a separate agreement between the parties or on Schedule C); and (v) ensure all Advertising Materials, advertisers, co-sponsors, affiliates and other third parties publicly affiliated with the VV Permitted Businesses shall be consistent with NBC’s reputation as a first-class media and entertainment company. NBC acknowledges that the current operation of the VV Cable Shopping Service and the VV Online Shopping Service as of the date hereof satisfies all of VV’s obligations under this Section 5.3.
     5.4 Prohibited Services. Without limiting the generality of Section 5.3, VV shall not Advertise, Exhibit or sell any: (i) products or services that are prohibited by, do not comply or are inconsistent with the Standards and Practices (which are included in Schedule E) or any other NBC guidelines or policies as described in Section 5.2(d); (ii) weapons or ammunition of any kind, including handguns; (iii) pornography, obscenity, sexually explicit or sexually themed materials; (iv) materials offensive to reasonable persons due to concerns based upon race, creed, gender, sexual orientation, ethnicity, religion or national origin; (v) hard liquor; (vi) cigarettes and other tobacco products and paraphernalia associated with the use of illegal drugs; (vii) goods or services associated with gambling or lotteries; provided, however, that VV may Exhibit or sell vacations to legal gaming sites, such as Las Vegas, and engage in similar promotional activities, including, but not limited to, promotional sweepstakes consistent with VV’s past business practices, consistent with the policies and guidelines set forth in Section 5.2 and Schedule D; and/or (viii) other goods or services which would not be accepted for advertising on the NBC Television Network according to the then-current guidelines and policies.
     5.5 Trademark Standards. VV agrees to use the New Marks in good faith and in a manner that (i) complies with the Standards and Practices and any other NBC guidelines or policies as described in Section 5.2(d) issued from time to time in its reasonable discretion; (ii) is consistent with NBC’s reputation as a first-class media and entertainment company; (iii) is consistent with good trademark practice in the applicable country or jurisdiction.
     5.6 Notice. VV agrees to include on all Exhibitions of the New Marks all notices and legends required by applicable Laws to preserve their validity and NBC’s rights therein, including those notices and legends requested by NBC.
     5.7 Internet Business. From the date hereof until the earlier of (a) the expiration of this Agreement, or (b) the termination or expiration of all restrictions on NBC and its subsidiaries existing as of the date hereof with respect to the operation of any Internet Business, VV shall not, either directly or indirectly, own, operate, acquire or expand its business such that its Primary Business is to operate an Internet Business. For purposes of this Section 5.7, (i) the “Primary Business” of a Person means a business that (a) generates at least one third of that Person’s revenues and more revenues than any subsidiary, other business, division or operation of such Person or (b) accounts for at least one third of that Person’s value and more value than any other subsidiary, business, division or operation of such Person; and (ii) “Internet Business” means (a) an information, navigation and content aggregation service distributed, all or substantially all, through the Internet that provides, across more than six topics of general interest that do not relate to each other or to a common topic, a combination of all or substantially all of the following: Internet searching, content aggregation, topical interest categories and web directories, (b) a broad-based community service distributed, all or substantially all, through the Internet that offers its members homepages, e-mail and chat rooms and may offer, in some cases, message boards, clip art, software libraries and/or online greeting cards; or (c) a service of direct marketing a broad range of third party products and services through Internet e-mail to registered members of such service.
     Section 6 — ADVERTISING
     6.1 Right to Review. VV shall notify NBC in advance of the proposed Exhibition of any new (i) series or groups of Advertisements to consumers or the trade; (ii) media or press kits; or (iii) sales presentations or templates therefor, in any form or media and shall have prepared to submit to NBC fair and reasonable representative samples of all materials and content in any form or media to be used in connection with any such Advertising (e.g., trade gifts, Internet site content, scripts, story boards, promotional items, sales sheets, binders and press kits) (“Advertising Materials”). NBC has the right, but not the obligation, to review in advance any proposed Advertising relating to the VV Permitted Businesses.
     6.2. Approval. NBC shall notify VV within ten (10) days of its receipt of written notice from VV in accordance with Section 6.1 if NBC wishes to review any such Advertising Materials. NBC shall be deemed to approve automatically any of the foregoing that it declines to review hereunder. NBC shall approve or disapprove any submitted Advertising Materials, or notify VV that it needs additional time to consider the request, within ten (10) days of its receipt thereof, or such submissions shall be deemed approved automatically; provided, however, that such Advertising Materials comply with all terms and conditions hereof, including those in Section 5 herein. Notwithstanding the foregoing, if VV requests expedited review of such submitted Advertising Materials due to extraordinary circumstances, NBC shall use all commercially reasonable efforts to approve or disapprove of any such submitted Advertising Materials within the next 24 hours of the standard business week (i.e., Monday-Friday, 9 a.m.-5 p.m. local time). Advertising Materials approved (or deemed to be approved) by NBC pursuant to this Section 6.1 shall be deemed “Licensed Advertising” hereunder and need not be resubmitted for approval, unless they are materially changed and/or NBC later revokes such approval for any reason. Any such revocation shall not be retroactive and shall be effective upon ten (10) days written notice to VV. VV shall not exhibit any Advertising Materials with respect to the VV Permitted Businesses that are not Licensed Advertising. It is agreed and understood that NBC’s approval of Advertising Materials, so long as the Advertising Materials are in full compliance with the standards and provisions set forth in Section 5 hereof and the use of the New Mark(s) in such Advertising Materials is in full compliance with Section 2.3(b) hereof, shall not be unreasonably withheld (and in particular shall not be unreasonably withheld on the basis of creative differences between NBC and VV).
     6.3 Samples. Upon NBC’s reasonable request, VV, at its sole cost and expense, shall deliver to NBC within five (5) business days (or sooner, if justified under the circumstances) reasonable samples of applicable Licensed Advertising as Exhibited to the public.
     6.4 NBC’s Obligations. NBC shall use commercially reasonable efforts to support VV’s overall advertising and marketing plans, in terms of providing general advice to VV from time to time. VV shall reimburse NBC’s reasonable out-of-pocket expenses in this regard. NBC and VV shall explore in good faith other opportunities to integrate and cross-promote their respective programming. To the extent VV requests further advertising assistance from NBC beyond the above general advice, the parties shall use commercially reasonable efforts to negotiate a separate agreement, pursuant to which NBC shall provide such assistance to VV for additional consideration. If such negotiations fail to result in an executed agreement, NBC shall have no further obligations to VV with respect to advertising assistance for the VV Permitted Businesses, except as provided herein.
     Section 7 — OWNERSHIP
     7.1 Ownership. VV agrees that NBC is the sole and exclusive owner of all right, title and interest in the NBC Mark and the New Marks. VV agrees not to directly or indirectly question, attack, contest or in any other manner impugn the validity of the NBC Mark or New Marks or NBC’s rights therein, including without limitation thereto, in any action in which enforcement of a provision hereof is sought, nor shall VV willingly become a party adverse to NBC in any claim, action, suit, arbitration, litigation or other proceeding (“Action”) in which a third party contests the validity of the NBC Mark or the New Marks or NBC’s rights therein.
     7.2 No Adoption. VV shall at no time adopt, use, reserve, register or attempt to register (or allow others to do same) any NBC Mark or New Mark or any trademark, service mark, domain name, logo or other indicator of origin confusingly similar thereto, except as expressly authorized herein with respect to the New Marks. VV agrees to abandon promptly its federal trademark application for “SnapTV” and “SnapShopTV,” and upon the request of NBC, abandon or transfer to NBC any future applications or domain name reservations that violate the preceding sentence. If VV requests to coin or create a new trademark, service mark, domain name, logo or other indicator of origin that is the same or confusingly similar to a New Mark, NBC Mark or any other trademark or service mark owned by NBC, VV shall provide written notice to NBC thereof. NBC may withhold consent to VV’s request at its sole discretion. If NBC consents to such request, such new trademark, service mark, domain name, logo or other indicator of origin shall be owned by NBC and included in definition of New Marks hereunder.
     7.3 Goodwill. VV and NBC intend that any and all goodwill arising from VV’s use of the New Marks hereunder shall inure solely to the benefit of NBC as rightful owner, and neither during nor after the expiration or termination hereof shall VV assert any claim to the New Marks or the related goodwill. VV shall not take any action that could be detrimental to the value, validity, or NBC’s rights in the NBC Mark or New Marks or related goodwill.
     Section 8 — TRADEMARK PROTECTION
     8.1 Maintenance. NBC shall have the sole right, but not the obligation, to apply to register, prosecute, maintain and renew any New Mark (whether as a trademark registration, domain name, or otherwise) anywhere in the Territory. At NBC’s request, VV shall cooperate fully with NBC to assist NBC in such activities, including signing documents and maintaining evidence of its use of the New Marks. VV may notify NBC of any request that NBC apply for a new registration for a New Mark (whether a trademark, domain name, or otherwise) anywhere in the Territory. Within 20 days of receipt of such notice, subject to Section 8.2, NBC shall decide either to apply for such registration or to designate VV to file and prosecute such application, to be approved in final form before submission by NBC, in NBC’s name at VV’s expense. In the latter case, NBC shall cooperate as required by applicable Law to allow VV to file and prosecute such application. All registrations (whether a trademark, domain name, or otherwise) shall be owned by NBC and licensed to VV as New Marks hereunder.
     8.2 Refusals. Notwithstanding Section 8.1, NBC may refuse to apply to register, prosecute, maintain and renew any New Mark (whether as a trademark registration, domain name, or otherwise) in any country or jurisdiction, if NBC reasonably believes that (i) the registration cannot be obtained there; (ii) a third party may claim that VV’s proposed registration infringes or violates its rights; and/or (iii) such registration may conflict with any prior agreement to which NBC or an Affiliate is a party.
     8.3 Infringement. VV agrees to notify NBC immediately after it becomes aware of any actual or threatened infringement, dilution or other violation or impairment of the New Marks. NBC shall decide whether to assert or file an Action against such activities at its sole discretion. If such activities have occurred in the Territory, at NBC’s sole option, NBC may prosecute the Action or may notify VV that VV may prosecute the Action in its own name. If VV then chooses to prosecute the Action, VV shall pay all expenses and fees (including attorneys’ fees and expenses and costs of investigation and litigation) incurred in connection therewith, and shall retain any judgments, proceeds, damages or settlements resulting therefrom. VV may not compromise or settle any such Action without NBC’s consent, which may be withheld in its sole discretion. Each of NBC and VV agrees to cooperate with each other as necessary, in any such Action, at the expense of the party prosecuting such Action.
     Section 9 — TERM
     9.1 Term. The term of this Agreement (the “Term”) commences on the date hereof and continues until May 15, 2012; unless termination occurs earlier pursuant to Section 9.2 or 9.3. The Term may further be extended for an additional 12 months on terms to be agreed by the parties and upon the mutual written agreement of VV and NBC. No later than eighteen (18) months prior to the expiration hereof, the parties shall begin commercially reasonable, good faith efforts to negotiate a renewal hereof, such renewal to provide additional consideration to NBC. If such negotiations fail to result in an executed agreement, the parties shall have no further obligations to each other with respect to renewing the Term; provided, however, that NBC shall not use or license the New Marks in use by VV at such time in connection with any of the Licensed Services for a period of nine (9) months after expiration of the Term.
     9.2 Prompt Termination. (a) NBC has the right to terminate this Agreement, effective immediately upon written notice to VV, at any time after the occurrence of any of the following:
     (i) VV commits a material breach of or default under its obligations herein, including without limitation any breach of or default under Sections 5 or 6.2, and fails to cure such breach or default within thirty (30) days after receiving written notice of such breach or default from NBC; provided, however, that VV shall not be entitled to a cure period if such breach is not reasonably subject to cure.
     (ii) Control of VV is acquired by a Person that is or becomes an NBC Competitor (including, without limitation, pursuant to Section 1.5 (b)).

     (iii) (A) VV makes an assignment for the benefit of creditors; (B) VV admits in writing its inability to pay debts as they mature; (C) a trustee or receiver (or local equivalent) is appointed for a substantial part of VV’s assets; (D) to the extent termination is enforceable under applicable bankruptcy (or local equivalent) laws, a proceeding in bankruptcy (or local equivalent) is instituted against VV which is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy (or local equivalent); (E) any material assets, rights or shares of VV are nationalized, impounded, seized or sequestered; provided, however, that the termination right pursuant to this clause (E) shall apply only to such jurisdiction(s) in which material assets, rights or shares of VV are nationalized, impounded, seized or sequestered, and shall not affect the License in any other jurisdiction.
     (iv) NBC reasonably determines that a VV Permitted Business is operating in material violation, or in a manner that is reasonably likely to constitute a material violation, of (A) a Law and/or (B) third-party rights in one or more countries or jurisdictions; provided, however, that the termination right pursuant to this clause (iv) shall apply only to the relevant jurisdiction(s) and, with respect to any third-party rights, those specific New Marks in the relevant jurisdiction(s); and shall not affect the License in any other jurisdiction.
     (v) VV engages in any illegal conduct that materially affects any VV Permitted Business then being conducted and/or VV violates the Standards and Practices, and VV fails to cure such conduct or such violation within thirty (30) days after receiving written notice from NBC; provided that NBC may terminate this Agreement immediately upon written notice if any such conduct or violation reasonably justifies termination under the circumstances.
     (vi) The parties using all good-faith efforts have not agreed on the New Marks within ninety (90) days after the date hereof.
     (b) VV has the right to terminate this Agreement, effective immediately upon written notice to NBC, at any time after the occurrence of any of the following:
     (i) NBC commits a material breach of or default under its obligations herein, such that VV could reasonably claim that rescission of the License had occurred, and fails to cure such breach or default within thirty (30) days after receiving written notice of such breach or default from VV; provided, however, that NBC shall not be entitled to a cure period if such breach is not reasonably subject to cure.
     (ii) (A) NBC makes an assignment for the benefit of creditors; (B) NBC admits in writing its inability to pay debts as they mature; (C) a trustee or receiver (or local equivalent) is appointed for a substantial part of NBC’s assets; (D) to the extent termination is enforceable under applicable bankruptcy (or local equivalent) laws, a proceeding in bankruptcy is instituted against NBC which is acquiesced in, is not dismissed within 120 days, or results in an adjudication of bankruptcy; (E) any material assets, rights or shares of NBC are nationalized, impounded, seized or sequestered;
     (iii) The parties using all good-faith efforts have not agreed on the New Marks within ninety (90) days after the date hereof.

     (iv) The expiration of the thirty (30) day period after written notice by VV to NBC that VV has determined to relinquish voluntarily all of its rights under this Agreement.
     9.3 Six Months’ Termination. NBC has the right to terminate this Agreement, effective upon one hundred eighty (180) days written notice to VV, at any time after the occurrence of any of the following events and VV fails to cure such event within 30 days after receiving written notice of the occurrence of such event from NBC:
     (a) Control of VV is acquired by, or VV or its Affiliates or senior officers make a prominent public affiliation or sponsorship with, a (i) Person who engages in a transaction that is not approved by VV’s board of directors; (ii) by a Person materially engaged in a business which is (a) weapons or ammunition, (b) pornography, obscenity, sexually explicit or sexually themed materials, (c) offensive to a reasonable person based on issues of race, creed, gender, sexual orientation, ethnicity, religion or national origin, (d) hard liquor, (e) cigarettes and other tobacco products, (f) paraphernalia associated with the use of illegal drugs, and (g) goods or services associated with gambling, or (iii) a Person who has a criminal or similarly unsavory background, provided that NBC may announce such future termination immediately after such decision is reached.
     (b) NBC or GECEI ceases to have a representative on VV’s board of directors for any reason other than (i) NBC’s failure to own beneficially sufficient common shares as set forth in the Shareholder Agreement, dated as of April 15, 1999 between the Company, NBC and GECEI, or (ii) by NBC’s together with its Affiliates’, decision to relinquish such board seat(s) either voluntarily or as otherwise required by law; provided, however. that NBC shall not have the right to terminate this Agreement under this Section 9.3 if NBC or GECEI cease to have a representative on VV’s board of directors as a result of a Change of Control of VV under 1.5(a), (c), (d) or (e) where the Person(s) acquiring Control are financial acquiring Persons, i.e., private equity funds, investment banking firms, hedge funds, entities engaged primarily in the business of investing or holding securities, financial institutions, or similar entities (any such entity, a “Financial Buyer”) provided that any such Financial Buyer is adequately capitalized and agrees to execute an assumption instrument agreeing to be bound by all of the Company’s obligations under this Agreement.
     (c) NBC fails to own, directly or indirectly, fifteen percent (15%), on a fully-diluted basis of the outstanding shares of VV’s capital stock; provided, however, that if, prior to the date of such calculation, NBC (or any Affiliate of NBC to whom NBC has transferred VV Transferred Shares) actively disposes of more share of VV’s capital stock, together with any other securities convertible into shares of VV’s capital stock (or in the case of an NBC Affiliate, only NBC Transferred Shares) than it subsequently acquires, such threshold shall be reduced pro rata to reflect such net disposition in the same proportion that the number of shares of VV capital stock so transferred, together with any securities convertible into shares of VV’s capital stock (or in the case of an NBC Affiliate, only NBC Transferred Shares) so transferred bears to the total number of shares of VV capital stock owned by NBC directly or indirectly on a fully-diluted basis immediately prior to such transfer; provided, however, that NBC shall not have the right to terminate this Agreement under this Section 9.3 if NBC fails to own, directly or indirectly, fifteen percent (15%), on a fully diluted basis, of the outstanding shares of VV’s capital stock as a result of a Change of Control of VV under Section 1.5(a), (c), (d) or (e) where the Person(s) acquiring Control is a Financial Buyer provided that any such Financial Buyer is adequately capitalized and agrees to execute an assumption instrument agreeing to be bound by all of the Company’s obligations under this Agreement.
     9.4 Post-Termination. Upon expiration or termination hereof, (i) VV and NBC shall cooperate so as best to preserve the value of the NBC Marks; and (ii) VV shall immediately discontinue all use of the NBC Marks, and at NBC’s request, destroy or return all physical materials (including Advertising Materials) bearing same and delete all intangible (e.g., electronic) copies of same. Upon the decision to terminate this Agreement, NBC shall have the immediate right to announce the termination of this Agreement.
     9.5 Transition. NBC and VV hereby agree to enter into a transition agreement, on the terms and subject to the conditions to be mutually agreed between NBC and VV, relating to the twelve (12) month period following the expiration of the Term.
     Section 10 — REPRESENTATIONS/WARRANTIES
     10.1 By Each Party. Each party represents and warrants to the other party that (i) it has taken all corporate actions necessary to authorize its execution and delivery of this Agreement and performance of the transactions or obligations contemplated hereby; (ii) this Agreement has been duly executed and delivered by each party and constitutes the legal, valid and binding obligation of such, enforceable against such in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity; and (iii) it has entered and will enter into no agreements with third parties that conflict with its obligations hereunder.
     10.2 By NBC. NBC represents and warrants to VV that (x) NBC is the owner of all right, title and interest in and to the New Marks in the United States, and (y) the New Marks do not infringe any trademark, service mark, trade name or other similar intellectual property right of any other Person in the United States.
     10.3 By VV. VV represents and warrants to NBC that:
          (a) as of the date of this Agreement VV has no understanding, arrangement or agreement with Yahoo regarding the distribution, promotion and streaming of the Licensed Services other than the commercial relationship and arrangement between Yahoo and VV to be announced on November 20, 2000 (the “VV-Yahoo Distribution Deal”) regarding the inclusion of the Licensed Services within Yahoo and affiliated-branded properties (the “Yahoo Shopping Site”); and
          (b) the VV-Yahoo Distribution Deal: (i) provides Yahoo with the right to distribute and promote solely the content of the Licensed Services (which may contain the NBC Marks after the completion of the integration of the NBC brands is complete) only on the Yahoo Shopping Site, and (ii) does not grant to Yahoo any use of the NBC Marks, other than in connection with the distribution, promotion (excluding co-branding) and streaming of the content of the Licensed Services as set forth in the preceding (i); provided, however, that solely as and to the extent represented herein, NBC hereby approves of the use by VV of the New Marks in connection with the VV-Yahoo Distribution Deal; provided, further, that VV shall obtain NBC’s prior written consent to renew the VV-Yahoo Distribution Deal, in whole or in part, and NBC shall not unreasonably withhold such consent.
     Section 11 — INDEMNITY
     11.1 By NBC. NBC hereby indemnifies, defends, and holds harmless VV and its Affiliates, successors and assigns and their respective directors, officers, employees, representatives and agents of each (“Related Parties”) from and against any claims, actions, suits, assessments, losses, damages, awards, settlements, interest, penalties, judgments, liabilities, costs, expenses (including reasonable attorneys’ fees and costs of litigation) (collectively, “Losses”) asserted against, resulting to, imposed upon, or incurred by any of them, solely to the extent such Losses arise out of: (i) the operation of NBC’s business; (ii) any breach by NBC of a representation, warranty, covenant or agreement herein; and (iii) VV’s use of the New Marks in the United States as expressly authorized hereunder.
     11.2 By VV. VV hereby indemnifies, defends, and holds harmless NBC and its Related Parties from and against any Losses asserted against, resulting to, imposed upon, or incurred by any of them, solely to the extent such Losses arise out of: (i) the operation of VV’s business and the sale of any products by or via VV (including any personal injury or other claims relating to such products); (ii) any breach by VV of a representation, warranty, covenant or agreement herein; and (iii) VV’s use of the New Marks and the NBC Marks other than as expressly authorized hereunder.
     11.3 Notice of Claim. The party seeking indemnification hereunder (the “Claimant”) shall promptly deliver to the other party (the “Obligor”) notice in writing of any potential indemnified claim (“Claim”); provided, however, that the failure to provide such notice shall not limit Claimant’s right to indemnification hereunder except to the extent that Obligor is materially prejudiced thereby. Obligor shall promptly notify Claimant of its acknowledgment of its obligation of indemnity and its assumption of the defense of such Claim and any litigation resulting therefrom (and any prosecution by way of counterclaim or third party complaint arising out of or relating to such Claim) or of any dispute regarding such obligation. Obligor and Claimant shall cooperate fully in the defense of any Claim.
     11.4 Defense. (a) After Obligor notifies Claimant of its assumption of defense of a Claim, Obligor shall not be liable for any costs or expenses subsequently incurred by Claimant in connection with the Claim without Obligor’s prior written consent; provided, however, that Obligor shall be responsible for all such reasonable costs and expenses prior to such notification.
     (b) Obligor may defend a Claim with reasonable counsel of its own choosing; provided, that Claimant may participate in its own defense, with reasonable counsel of its own choosing, at its own expense; and provided further, that Claimant may participate in its own defense, with reasonable counsel of its own choosing, at Obligor’s expense if Claimant can reasonably establish that Obligor’s defense is reasonably likely to prejudice Claimant due to the nature of any claims or counterclaims presented or conflict of interest issues.
     (c) If Obligor, after receiving due notice of a Claim, fails to assume its defense within a reasonable time so as reasonably to avoid prejudicing the rights of Claimant, then until Obligor makes such assumption, Claimant may participate in its own defense, with reasonable counsel of its own choosing, without Obligor’s consent. Such defense shall be at Obligor’s cost if Obligor subsequently assumes such defense, or if it is subsequently determined that Obligor was obligated to do so.
     (d) Obligor or Claimant may compromise or settle any Claim in its reasonable discretion, except that neither party may compromise or settle any Claim that compromises the other party’s rights or imposes additional obligations upon such party without such party’s prior written consent. Obligor’s consent is not required hereunder in cases where Obligor has not acknowledged its obligation of indemnity for such Claim.
     Section 12 — MISCELLANEOUS
     12.1 Assignment. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other party, except that (i) NBC may transfer this Agreement to an Affiliate of NBC without consent, and (ii) VV may assign this Agreement to any party that is a successor to VV by merger or by way of an acquisition of substantially all of VV’s assets or capital stock, subject to NBC’s rights under Section 9. Any purported assignment made in contravention of this Section 12.1 shall be null and void ab initio and of no force or effect. In the event of a permitted assignment, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto.
     12.2 Amendment. Only a written instrument duly executed by both parties hereto may amend this Agreement.
     12.3 Waiver. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof by a written instrument signed by waiving party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     12.4 Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or overnight carrier or sent by facsimile (with such facsimile to be confirmed promptly in writing sent by first class mail or overnight carrier) as follows:
If to NBC, addressed to:
National Broadcasting Company, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: Trademark Counsel
Fax: (212) 957-3213
With a copy to:
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017-3954
Attention: Casey Cogut
Fax: (212) 455-2502

If to VV, addressed to:
ValueVision International, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344-3433
Attention: General Counsel
Fax: (612) 947-0188
With a copy to:
Latham & Watkins
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Attention: James P. Beaubien
Fax: (213) 891-8763
and
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Andrew Humphrey
Fax: (612) 336-3026
or to such other address or addresses or facsimile number or numbers as any of the parties hereto may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by facsimile or one business day after being sent by an overnight carrier or three business days after being sent by first class mail.
     12.5 Entire Agreement. This Agreement (including the Schedules referred to herein) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties hereto with regard to such subject matter.
     12.6 Confidentiality. (a) In connection with the activities contemplated by this Agreement, each party may have access to non-public, confidential or proprietary information of the other party, including (i) proposals, ideas or research related to possible new products or services; (ii) financial, business and technical statements and other information; (iii) any information marked as confidential; and (vi) the material terms of this Agreement and the relationship between the parties (collectively, “Confidential Information”).
     (b) Each party will take reasonable precautions to protect the confidentiality of the other party’s Confidential Information at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will disclose the Confidential Information of the other party or use such Confidential Information for its any unauthorized purpose.
     (c) “Confidential Information” shall not include any information that the receiving party (“Recipient”) can document (i) was in the public domain before or at the time it was communicated to the Recipient by the disclosing party (“Discloser”) through no fault of Recipient; (ii) was rightfully in Recipient’s possession free of any obligation of confidence before or at the time it was communicated to Recipient by Discloser; (iii) is or was developed or acquired by Recipient independently of and without reference to any Confidential Information disclosed by Discloser; (iv) was communicated by Discloser to an unaffiliated third party free of any obligation of confidence; or (v) was in response to a valid order by a court or other governmental body, was otherwise required by Law (including regulations of the Securities and Exchange Commission) or was necessary to establish the rights of either party under this Agreement; provided that the Recipient informs Discloser of its need to disclose under this subsection (v) as promptly as possible and either cooperates with all efforts by Discloser to obtain a protective order or confidential treatment, as the case may be, or at the sole option of the Discloser, uses its own best efforts to obtain a protective order, or confidential treatment, as the case may be.
     12.7 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive its right to seek any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.
     12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and to be performed entirely in such state.
          (b) Each party irrevocably and unconditionally submits, to the exclusive jurisdiction of any state or federal court sitting in the County of New York, New York, in any Action arising out of or relating to this Agreement and for recognition or enforcement of any judgment relating thereto. Each party irrevocably and unconditionally (i) waives any objection which it may now or hereafter have to the laying of venue in such jurisdiction of any such Action and (ii) accepts, with regard to any such Action, the personal jurisdiction of such New York courts and waives any defense or objection that it might otherwise have to such courts’ exercise of personal jurisdiction with respect to it. Any and all service of process shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid.
          (c) The parties hereto agree that NBC shall suffer irreparable harm in the event of a breach or default by VV relating to the NBC Marks, and that notwithstanding Section 12.9(b), NBC has the right, in addition to all other remedies at law or in equity, to seek an injunction to enjoin any such breach in any court of competent jurisdiction.
     12.9 Service of Process; Dispute Resolution. (a) Each of the parties hereto irrevocably consents to the service of process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under New York law.
     (b) Any and all disputes, controversies or differences arising from or in connection with this Agreement shall be settled by mutual consultation between the parties hereto in good faith as promptly as possible, but failing an amicable settlement shall be resolved by arbitration before a panel of three arbitrators (unless a single arbitrator can be agreed upon by the parties) in the County of New York, New York, in accordance with the Commercial Dispute Resolution Procedures (as amended and effective on January 1, 1999) of the American Arbitration Association (“AAA”). The parties expressly adopt AAA’s Optional Rules for Emergency Measures Protection. The panel shall render a final opinion and award in writing stating the reasons therefore, and the award shall be final and binding upon the parties hereto. In the event such final opinion and award was issued in connection with a material breach of or default as provided for in Section 9.2(a)(i) or (b)(i), the party held to have been in material breach or default shall be able to cure such breach or default within thirty (30) days after receipt of such final opinion and award prior to entry of judgment thereon. Thereafter judgment upon the award may be entered in any court of applicable jurisdiction. Any proceeding to obtain a judgment upon the award shall be brought in the federal courts of the United States of America in the City and County of New York, New York or in any court of general jurisdiction in the County of New York. Each party irrevocably consents to the jurisdiction and venue of any such court in any such suit, action or proceeding, and waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.
          (c) The parties hereto agree that NBC shall suffer irreparable harm in the event of a breach or default by VV relating to the New Marks, and that notwithstanding Section 12.9(b), NBC has the right, in addition to all other remedies at law or in equity, to seek an injunction to enjoin any such breach in any court of competent jurisdiction.
     12.10 Severability. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.
     12.11 Construction. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed as if it was drafted jointly by the parties. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision hereof using an undefined term relating to television programming shall have the meaning customarily ascribed thereto in the television industry in the applicable territory. The words “include(s)” and “including” shall be deemed to be followed by “without limitation.” All references to “party(ies)” shall be deemed references to the parties hereto unless the context shall otherwise require.
     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VALUEVISION MEDIA, INC.
By:	/s/ Nathan E. Fagre
Nathan E. Fagre
Senior Vice President & General Counsel

NBC Universal, Inc.
By:	/s/ Jay Bockhaus
Jay Bockhaus
Senior Vice President, Business Development